Exhibit 99.1

NEWS NEWS NEWS

Tredegar Corporation Corporate Communications 1100 Boulders Parkway Richmond, Virginia 23225 E-mail: invest@tredegar.com Web Site: www.tredegar.com	Contact: Mitzi S. Reynolds Phone: 804/330-1134 Fax: 804/330-1177 E-mail: mitzireynolds@tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR REPORTS HIGHER SECOND-QUARTER EARNINGS

ALUMINUM PROFITS DRIVE IMPROVED MANUFACTURING RESULTS

              RICHMOND, Va., July 21, 2004 – Tredegar Corporation (NYSE:TG) reported second-quarter income from continuing operations of $5.2 million (14 cents per share) compared to $1.7 million (4 cents per share) in 2003. Earnings from manufacturing operations were $10.6 million (27 cents per share) versus $7.6 million (20 cents per share). Second-quarter sales were $216.1 million compared to $181.6 million in 2003. A summary of second-quarter and year-to-date results from continuing operations is shown below:

(In millions, except per-share data)	Second Quarter Ended June 30		Six Months Ended June 30

	2004	2003	2004	2003

Income from continuing operations as reported under
generally accepted accounting principles (GAAP)	$5.2	$1.7	$7.6	$6.5
After-tax effects of:
Loss related to unusual items	—	—	—	.7
Loss associated with plant shutdowns, asset
impairments and restructurings	4.0	3.8	11.0	3.8
Loss from Therics ongoing operations	1.7	2.1	3.3	4.3
Gain on sale of other assets	(0.3)	—	(4.2)	—

Income from manufacturing operations*	$10.6	$7.6	$17.7	$15.3

Diluted earnings per share from continuing operations as
reported under GAAP	$.14	$.04	$.20	$.17
After-tax effects per diluted share of:
Loss related to unusual items	—	—	—	.02
Loss associated with plant shutdowns, asset
impairments and restructurings	.10	.10	.29	.10
Loss from Therics ongoing operations	.04	.06	.08	.11
Gain on sale of other assets	(.01)	—	(.11)	—

Diluted earnings per share from manufacturing operations*	$.27	$.20	$.46	$.40

              * The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, Therics’ ongoing operations, and gain on sale of other assets have been presented separately and removed from income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from manufacturing operations. Income and earnings per share from manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations. They also exclude Therics, a technology company that cannot be analyzed and valued by historical measures of earnings and cash flow. Therics’ prospects and value currently depend on its ability to develop, manufacture, market, sell and profit from its orthopaedic product line. There is no assurance whether or when we might realize any return on our investment in Therics.

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TREDEGAR EARNINGS, page 2

              Norman A. Scher, Tredegar’s president and chief executive officer, said: “The increase in second-quarter earnings was led by our aluminum extrusions business, where improved market conditions, higher volume and cost reductions boosted profits. Volume and profits in films were also up, and we remain optimistic that near-term opportunities will lead to meaningful profit growth in this business by the end of this year or early 2005.”

              Regarding Therics, Scher said: “We continue to monitor Therics closely and hope to see further acceptance of its new bone void filler products during the second half of 2004.”

MANUFACTURING OPERATIONS

Film Products

              Second-quarter net sales in Film Products were $101.5 million, up 15% from $88.4 million in 2003. Operating profit from ongoing operations was $10.9 million, up 8% from $10.1 million last year. Volume for the quarter increased 9% to 71.2 million pounds from 65.5 million pounds in 2003.

              On a sequential basis, net sales, operating profit from ongoing operations and volume in the first quarter of 2004 were $95.9 million, $10.0 million and 69.1 million pounds, respectively.

              Film Products has successfully introduced a variety of new elastic diaper laminates and feminine hygiene topsheet products to several global customers, and sales of new packaging and specialty films are increasing. The company continues to invest aggressively to support new global growth opportunities. The ongoing success of P&G’s new feminine pad topsheet, which was rolled out in Europe and Japan in 2003, is leading to new opportunities in other regions. While current capacity is sufficient to meet near-term demand, Film Products is increasing 2004 capital spending from $40 million to $55 million to support additional growth expectations for this product. This increase in capital expenditures is tied to contracted volume commitments.

              Year-to-date net sales were $197.4 million versus $181.8 million in 2003. Operating profit from ongoing operations was $20.9 million compared to $24.0 million in 2003. Year-to-date volume increased slightly to 140.3 million pounds from 138.8 million pounds. Prior-year results include sales of certain domestic backsheet that were discontinued at the end of the first quarter of 2003.

              Capital spending in Film Products through June 30 totaled $21 million.

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TREDEGAR EARNINGS, page 3

Aluminum Extrusions

              Second-quarter net sales in Aluminum Extrusions were $109.0 million, up 23% from $88.6 million in 2003. Volume was up 8% to 62.0 million pounds from 57.6 million pounds in 2003. Operating profit from ongoing operations increased 69% to $8.3 million from $4.9 million in 2003. The profit increase was driven by volume growth, higher selling prices and improved operating efficiencies. Shipments were up in all end markets, with the strongest growth in the commercial building and construction, transportation, and machinery and equipment segments.

              Year-to-date net sales were $204.2 million, up 18% from $173.1 million in 2003. Operating profit from ongoing operations for the six-month period nearly doubled to $12.0 from $6.1 in 2003. Year-to-date volume increased 8% to 120.0 million pounds, up from 111.6 million pounds in 2003.

              Through June 30, capital expenditures totaled $3 million and are expected to be approximately $15 million for the year.

THERICS

              The second-quarter operating loss from ongoing operations at Therics was $2.5 million compared to a loss of $3.3 million in 2003. Therics launched its initial product line earlier this year. Net sales were $120,000 for the quarter, up from $11,000 in the first quarter. The year-to-date operating loss was $5.0 million compared to $6.6 million in 2003.

              Quarterly operating losses are expected to continue at about the second-quarter level until meaningful sales are achieved.

OTHER ITEMS

              Second-quarter results include a net after-tax charge of $4.0 million (10 cents per share) for plant shutdowns, asset impairments and restructurings, including asset impairment charges of $1.9 million related to the films business in Argentina, which is for sale. Second-quarter results also include a net after-tax gain of $268,000 on the sale of other assets. Last year’s second-quarter results included a net after-tax charge of $3.8 million (10 cents per share) related to plant shutdowns, asset impairments and restructurings.

              Year-to-date net after-tax charges for unusual items, plant shutdowns, asset impairments and restructurings were $11.0 million (29 cents per share), including $6.2 million related to the planned shutdown of the aluminum extrusions plant in Aurora, Ontario. Comparable charges in 2003 totaled $4.5 million (12 cents per share). The year-to-date gain on the sale of other assets in 2004 was $4.2 million (11 cents per share) and was related primarily to the sale of securities.

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TREDEGAR EARNINGS, page 4

              Second-quarter results for 2003 include a net gain from discontinued operations of $891,000 (2 cents per share) related to the sale of intellectual property formerly owned by Tredegar’s Molecumetics subsidiary, which was closed in 2002. The year-to-date net loss for discontinued operations in 2003 totaled $48.6 million ($1.26 per share) and was related primarily to the company’s venture capital activities.

              Additional details regarding these items are provided in the financial tables included with this press release.

CAPITAL STRUCTURE

              Net debt (debt net of cash) was $70 million, or less than one times the last twelve months adjusted EBITDA.

              See notes to financial tables for reconciliations to comparable GAAP measures.

QUARTERLY CONFERENCE CALL

              Tredegar management will host a conference call on July 22 at 11:00 a.m. EDT to discuss its earnings results. Individuals can access the call by dialing 877-692-2592. Individuals calling from outside the United States should dial 973-582-2700. A replay of the call will be available, beginning at 2:00 p.m. on July 22 through July 29, by dialing 877-519-4471 (domestic) or 973-341-3080 (international), conference ID 4933620.

              Alternatively, individuals may listen to the live audio webcast of the presentation by visiting the Tredegar Web site at www.tredegar.com. The webcast of the call may be accessed by selecting the “Webcast of second-quarter results” link on the home page. An archived version of the call will be available for replay on the Web site.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

              The words “believe,” “hope,” “expect,” “are likely,” and similar expressions identify “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the following:

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TREDEGAR EARNINGS, page 5

              Film Products is highly dependent on sales to one customer, which comprised approximately 30% of Tredegar’s net sales in 2003. Film Products’ success in this regard depends on its ability to develop products that meet this customer’s requirements as well as market acceptance of this customer’s products. Our ability to grow Film Products and attract new customers depends on developing and delivering new products, especially in the personal care market. Personal care products are now being made with a variety of new materials, replacing traditional backsheet and other components. While we have substantial technical resources, there can be no assurance that our new products can be brought to market successfully, or at the same level of profitability and market share of replaced films. A shift in customer preferences away from our technologies, our inability to develop and deliver new profitable products, or delayed acceptance of our new products in domestic and foreign markets, could have a material adverse effect on our business.

              Aluminum Extrusions is a cyclical business that is highly dependent on the economic conditions of its end-use markets in the U.S. and Canada, particularly in the construction, distribution and transportation industries. This business is also subject to seasonal slowdowns during the winter months. Aluminum Extrusions is under increasing domestic and foreign competitive pressures, including a growing presence of foreign imports in a number of its markets.

              Therics’ prospects and value depend on its ability to develop, manufacture, market, sell and profit from its orthopaedic product line and to achieve specified milestones, all of which will depend on its preclinical, clinical, regulatory, procurement, manufacturing, and sales and marketing capabilities or, where appropriate, its ability to enter into satisfactory arrangements with third parties to provide those functions.

              Future performance is also influenced by the costs incurred by Tredegar’s businesses. There is no assurance that cost control efforts will offset cost increases or any additional declines in revenues. Likewise, there is no assurance of our ability to pass through to our customers cost increases in raw materials.

              Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

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TREDEGAR EARNINGS, page 6

              To the extent that this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

              Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions. Tredegar is also developing and marketing bone graft substitutes through its Therics subsidiary.

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Tredegar Corporation Condensed Consolidated Statements of Income (In Thousands, Except Per-Share Data) (Unaudited)

	Second Quarter Ended June 30		Six Months Ended June 30

	2004	2003	2004	2003

Sales	$216,053	$181,574	$411,972	$363,619
Other income (expense), net	352	428	6,458	1,151

	216,405	182,002	418,430	364,770

Cost of goods sold	177,483	149,836	341,227	299,337
Freight	5,468	4,532	10,295	8,720
Selling, R&D and general expenses	18,623	17,389	36,567	35,580
Amortization of intangibles	67	67	134	134
Interest expense	598	1,683	1,521	3,786
Plant shutdowns, asset impairments and restructurings (a)	6,004	5,882	16,787	5,967
Unusual items (b)	—	—	—	1,067

	208,243	179,389	406,531	354,591

Income before income taxes	8,162	2,613	11,899	10,179
Income taxes	2,983	932	4,291	3,639

Income from continuing operations	5,179	1,681	7,608	6,540
Discontinued operations (c):
Loss from venture capital investment activities (including
an after-tax loss on the sale of the venture capital
investment portfolio of $49.2 million in 2003)	—	—	—	(49,516)
Gain on the sale of intellectual property of
Molecumetics in 2003	—	891	—	891

Net income (loss) (a)(b)(c)(d)	$5,179	$2,572	$7,608	$(42,085)

Earnings (loss) per share:
Basic:
Continuing operations	$.14	$.04	$.20	$.17
Discontinued operations	—	.02	—	(1.28)

Net income (loss)	$.14	$.06	$.20	$(1.11)

Diluted:
Continuing operations	$.14	$.04	$.20	$.17
Discontinued operations	—	.02	—	(1.26)

Net income (loss)	$.14	$.06	$.20	$(1.09)

Shares used to compute earnings (loss) per share:
Basic	38,235	38,047	38,232	38,113
Diluted	38,427	38,418	38,431	38,498

Tredegar Corporation Net Sales and Operating Profit by Segment (In Thousands) (Unaudited)

	Second Quarter Ended June 30		Six Months Ended June 30

	2004	2003	2004	2003

Net Sales
Film Products	$101,484	$88,410	$197,370	$181,794
Aluminum Extrusions	108,981	88,632	204,176	173,105
Therics	120	—	131	—

Total net sales	210,585	177,042	401,677	354,899
Add back freight	5,468	4,532	10,295	8,720

Sales as shown in the Consolidated
Statements of Income	$216,053	$181,574	$411,972	$363,619

Operating Profit
Film Products:
Ongoing operations	$10,863	$10,104	$20,887	$24,032
Plant shutdowns, asset impairments and
restructurings (a)	(4,834)	(2,609)	(6,037)	(2,694)

Aluminum Extrusions:
Ongoing operations	8,281	4,855	11,964	6,066
Plant shutdowns, asset impairments and
restructurings (a)	(146)	(388)	(9,726)	(388)

Therics:
Ongoing operations	(2,543)	(3,306)	(5,034)	(6,603)
Restructurings (a)	(1,024)	(1,704)	(1,024)	(1,704)
Unusual items (b)	—	—	—	(1,067)

Total	10,597	6,952	11,030	17,642
Interest income	72	409	146	833
Interest expense	598	1,683	1,521	3,786
Gain on sale of corporate assets (b)	413	—	6,547	—
Corporate expenses, net	2,322	3,065	4,303	4,510

Income before income taxes	8,162	2,613	11,899	10,179
Income taxes	2,983	932	4,291	3,639

Income from continuing operations	5,179	1,681	7,608	6,540
Income (loss) from discontinued operations (c)	—	891	—	(48,625)

Net income (loss) (a)(b)(c)(d)	$5,179	$2,572	$7,608	$(42,085)

Tredegar Corporation Condensed Consolidated Balance Sheets (In Thousands) (Unaudited)

	June 30, 2004	December 31, 2003

Assets

Cash & cash equivalents	$19,168	$19,943
Accounts & notes receivable	112,800	84,110
Income taxes recoverable	2,863	61,508
Inventories	48,860	49,572
Deferred income taxes	12,437	10,998
Prepaid expenses & other	5,532	5,015

Total current assets	201,660	231,146

Property, plant & equipment, net	293,460	297,476
Other assets	81,447	83,855
Goodwill & other intangibles	139,837	140,548

Total assets	$716,404	$753,025

Liabilities and Shareholders’ Equity

Accounts payable	$59,848	$46,706
Accrued expenses	46,124	42,456
Current portion of long-term debt	11,250	8,750

Total current liabilities	117,222	97,912

Long-term debt	77,530	130,879
Deferred income taxes	62,782	66,276
Other noncurrent liabilities	10,713	10,559
Shareholders’ equity	448,157	447,399

Total liabilities and shareholders’ equity	$716,404	$753,025

Tredegar Corporation Condensed Consolidated Statement of Cash Flows (In Thousands) (Unaudited)

	Six Months Ended June 30

	2004	2003

Cash flows from operating activities:
Net income (loss)	$7,608	$(42,085)
Adjustments for noncash items:
Depreciation	16,162	15,669
Amortization of intangibles	134	134
Deferred income taxes	(2,365)	33,365
Accrued pension income and postretirement benefits	(2,042)	(2,204)
Loss on venture capital investments	—	70,256
Gain on sale of corporate assets	(6,547)	—
Loss on asset impairments and divestitures	12,476	2,023
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(29,774)	6,352
Inventories	72	(175)
Income taxes recoverable	58,633	(47,148)
Prepaid expenses and other	(622)	25
Accounts payable	13,824	6,129
Accrued expenses	3,018	4,388
Other, net	(1,506)	704

Net cash provided by operating activities	69,071	47,433

Cash flows from investing activities:
Capital expenditures	(24,737)	(26,083)
Venture capital investments	—	(2,807)
Proceeds from sale of venture capital investments	—	21,504
Proceeds from the sale of corporate assets and property disposals	7,829	—
Other, net	521	(116)

Net cash used in investing activities	(16,387)	(7,502)

Cash flows from financing activities:
Dividends paid	(3,068)	(3,050)
Net decrease in borrowings	(50,849)	(29,188)
Repurchase of Tredegar common stock	—	(5,170)
Proceeds from exercise of stock options	458	623

Net cash used in financing activities	(53,459)	(36,785)

(Decrease) increase in cash and cash equivalents	(775)	3,146
Cash and cash equivalents at beginning of period	19,943	109,928

Cash and cash equivalents at end of period	$19,168	$113,074

Selected Financial Measures (In Millions) (Unaudited)

	For the Twelve Months Ended June 30, 2004

	Film Products	Aluminum Extrusions	Therics	Total

Operating profit (loss) from ongoing operations	$42.5	$21.0	$(10.1)	$53.4
Allocation of corporate overhead	(5.5)	(2.8)	—	(8.3)
Add back depreciation and amortization	20.4	11.0	1.5	32.9

Adjusted EBITDA (e)	$57.4	$29.2	$(8.6)	$78.0

Selected balance sheet and other data as of June 30, 2004:
Cash invested to date in Therics	$69.4
Net debt (f)	$69.6
Shares outstanding	38.4

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in the second quarter of 2004 include:

•	A pretax charge of $2.7 million for impairment of the films business in Argentina;

•	Pretax charges of $994,000 related to accelerated depreciation from plant shutdowns and restructurings in Film Products;

•	A pretax charge of $879,000 related to the estimated loss on the sub-lease of a portion of the Therics facility in Princeton, New Jersey;

•	Pretax charges of $575,000 in Film Products and $146,000 in Aluminum Extrusions related to asset impairments;

•	A pretax charge of $300,000 related to severance and other employee-related costs associated with the planned shutdown of the films manufacturing facility in New Bern, North Carolina;

•	A pretax charge of $300,000 related to the estimated loss on the sale of the previously shutdown films manufacturing facility in Manchester, Iowa; and

•	A pretax charge of $145,000 related to severance costs in Therics.

Plant shutdowns, asset impairments and restructurings in the first six months of 2004 include:

•	A pretax charge of $9.6 million related to the planned shutdown of an aluminum extrusions facility in Aurora, Ontario, including asset impairment charges of $7.1 million and severance and other employee-related costs of $2.5 million;

•	A pretax charge of $2.7 million for impairment of the films business in Argentina;

•	Pretax charges of $1.7 million related to accelerated depreciation from plant shutdowns and restructurings in Film Products;

•	A pretax charge of $879,000 related to the estimated loss on the sub-lease of a portion of the Therics facility in Princeton, New Jersey;

•	Pretax charges of $575,000 in Film Products and $146,000 in Aluminum Extrusions related to asset impairments;

•	Pretax charges of $837,000 related to severance and other employee-related costs associated with the planned shutdown of the film manufacturing facility in New Bern, North Carolina;

•	A pretax charge of $300,000 related to the estimated loss on the sale of the previously shutdown films manufacturing facility in Manchester, Iowa; and

•	A pretax charge of $145,000 related to severance costs in Therics.

Plant shutdowns, asset impairments and restructurings in the second quarter of 2003 include:

•	Pretax charges for severance costs in connection with restructurings in Film Products ($1.6 million), Therics ($1.2 million) and at corporate headquarters ($1.2 million; included in “Corporate expenses, net” in the Operating Profit by Segment table);

•	A pretax charge of $956,000 for asset impairments in Film Products;

•	A pretax charge of $388,000 related to an early retirement program in Aluminum Extrusions;

•	A pretax charge of $549,000 related to the estimated loss on the sub-lease of a portion of the Therics facility in Princeton, New Jersey; and

•	Pretax charge of $53,000 for additional costs incurred related to a previously announced plant shutdown in Film Products.

Plant shutdowns, asset impairments and restructurings in the first six months of 2003 include:

•	Pretax charges for severance costs in connection with restructurings in Film Products ($1.6 million), Therics ($1.2 million) and at corporate headquarters ($1.2 million; included in “Corporate expenses, net” in the Operating Profit by Segment table);

•	A pretax charge of $956,000 for asset impairments in Film Products;

•	A pretax charge of $388,000 related to an early retirement program in Aluminum Extrusions;

•	A pretax charge of $549,000 related to the estimated loss on the sub-lease of a portion of the Therics facility in Princeton, New Jersey; and

•	Pretax charges of $138,000 for additional costs incurred related to previously announced plant shutdowns in Film Products.

(b)	Unusual items in 2003 include a first-quarter pretax charge of $1.1 million related to an adjustment for depreciation at Therics based on Tredegar’s decision to suspend divestiture efforts.

Gain on the sale of corporate assets in 2004 include gains of $6.1 million related to the sale of public equity securities and $413,000 on the sale of corporate real estate. There were no public equity securities held at June 30, 2004.

(c)	On March 7, 2003, Tredegar announced that Tredegar Investments had reached definitive agreements to sell substantially all of its venture capital investment portfolio. The operating results associated with venture capital investment activities have been reported as discontinued operations. Discontinued operations for 2003 also include a gain of $891,000 after-taxes on the sale of intellectual property of Molecumetics and a loss on the divestiture of the venture capital investment portfolio of $49.2 million after taxes.

Operations were ceased at Molecumetics on July 2, 2002. The operating results of Molecumetics have been reported as discontinued operations.

(d)	Comprehensive income (loss), defined as net income and other comprehensive income (loss), was income of $4 million for the second quarter of 2004 and income of $10.3 million for the second quarter of 2003. Comprehensive income (loss) was income of $3 million for the first six months of 2004 and a loss of $31.5 million for the first six months of 2003. Other comprehensive income (loss) includes changes in unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and minimum pension liability recorded net of deferred taxes directly in shareholders’ equity.

(e)	Adjusted EBITDA represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings and gain on sale of other assets. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes depreciation and amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, measures of which may vary among peer companies.

(f)	Net debt is calculated as follows (in millions):

Debt	$88.8
Less: cash and cash equivalents	(19.2)

Net debt	$69.6